Exhibit 99.1

MAKO Surgical Corp. Reports Operating Results for the Fourth Quarter and Full Year 2012

Fourth Quarter and Full Year 2012 Highlights

Fourth quarter revenue totaled $30.2 million

Full year 2012 revenue totaled $102.7 million, a 22% increase over 2011

Fifteen RIO® systems sold in the fourth quarter, of which thirteen were sold to domestic customers

A total of 45 RIO systems sold worldwide in 2012, increasing worldwide commercial installed base to 156 RIO systems and domestic commercial installed base to 151 RIO systems

2,904 MAKOplasty® procedures performed in the fourth quarter, a 29% increase over the same period in 2011

Total of 10,204 MAKOplasty procedures performed in 2012, a 47% increase over 2011

Eleven MAKOplasty Total Hip Arthroplasty (THA) applications sold in the fourth quarter, of which three were sold to existing customers

As of December 31, 2012, 62% of worldwide commercial installed base is MAKOplasty THA enabled

2013 Annual Guidance

2013 RIO system sales estimated to be 45 to 48 systems

13,500 to 14,500 MAKOplasty procedures anticipated to be performed in 2013

FORT LAUDERDALE, FL – (GLOBENEWSWIRE) — February 26, 2013 —MAKO Surgical Corp. (NASDAQ:MAKO), a medical device company that markets its RIO® Robotic Arm Interactive Orthopedic surgical platform, MAKOplasty® joint specific applications and proprietary RESTORIS® implants that together enable orthopedic surgeons to consistently, reproducibly and precisely treat patient specific osteoarthritic disease, today announced its operating results for the quarter and year ended December 31, 2012.

Recent Business Developments

RIO Systems – Fifteen RIO systems were sold during the fourth quarter, of which thirteen were sold to domestic customers and two were sold through international distributors to hospitals in Italy and Thailand. The revenue associated with the two RIO systems sold to and customer accepted by the international distributors will be deferred until all revenue recognition criteria are satisfied. A total of 45 new RIO systems were sold worldwide in 2012, bringing MAKO’s worldwide commercial installed base of RIO systems to 156 systems and domestic commercial installed base of RIO systems to 151 systems as of December 31, 2012.

MAKOplasty Procedure Volume – During the fourth quarter, 2,904 MAKOplasty procedures were performed, of which 2,756 were performed at domestic sites and 395 were THA procedures. The 2,904 MAKOplasty procedures performed represent a 20% increase over the procedures performed in the third quarter of 2012 and a 29% increase over the procedures performed in the fourth quarter of 2011. The 395 THA procedures performed represent a 31% increase over the THA procedures performed in the third quarter of 2012. The average monthly utilization per system was 6.6 procedures during the fourth quarter of 2012, an increase from 6.2 procedures per system per month in the third quarter of 2012. A total of 10,204 MAKOplasty procedures were performed in 2012, representing a 47% increase over the total procedures performed in 2011. Through December 31, 2012, approximately 23,000 procedures have been performed since the first procedure in June 2006.

MAKOplasty Total Hip Arthroplasty Applications – In the fourth quarter, eleven MAKOplasty THA applications were sold, eight of which were sold with RIO systems sold during the quarter and three of which were sold as upgrades to existing customers with knee-only commercial systems. As of December 31, 2012, 96 RIO systems, or 62% of the worldwide commercial installed base, were MAKOplasty THA enabled.

Clinical Research and Marketing – During the fourth quarter, three papers were published related to accuracy of knee and hip MAKOplasty, bringing the total number of published peer-reviewed papers up to 31. The hip accuracy study published in the Journal of Engineering in Medicine* compared MAKOplasty THA with manual THA on six paired cadavers and showed that the MAKOplasty THA cups were 100% in the safe zone compared to 30% of the manually placed cups. In addition, MAKOplasty THA accuracy was shown in this study to be 4-6 times greater than manual accuracy in both inclination and anteversion.

Equity Investment – In November 2012, MAKO completed a public offering of our common stock, issuing 3,498,300 shares at a price per share of $13.15, resulting in net proceeds to MAKO of $42.9 million after underwriting commissions and expenses.

“We continued to make progress in the fourth quarter towards reestablishing our growth trajectory in RIO system placements and putting the building blocks in place to drive MAKOplasty procedure volume and utilization,” said Maurice R. Ferré, M.D., President and Chief Executive Officer of MAKO. “While 2012 was a challenging year for MAKO, we believe that the sales process changes we initiated in the second half of the year will position MAKO well for improved performance in 2013 and ultimately assist us in achieving long term success.”

* Volume 227, Issue 3, March 2013

2012 Fourth Quarter Financial Review

Revenue was $30.2 million in the fourth quarter of 2012 compared to $32.9 million in the fourth quarter of 2011, representing an 8% decrease. The decrease in revenue was attributable to the recognition of revenue from thirteen RIO systems and eleven MAKOplasty THA applications in the fourth quarter of 2012, as compared to the recognition of revenue from eighteen RIO systems and thirty-seven MAKOplasty THA applications (upon the commercial release of the MAKOplasty THA application in September 2011) in the same period in 2011, which was partially offset by an increase in procedure revenue and service revenue.

Gross profit for the fourth quarter of 2012 was $20.3 million compared to a gross profit of $22.4 million in the same period in 2011. Gross margin for the fourth quarter of 2012 was 67%, consisting of a 66% margin on procedure revenue, a 64% margin on RIO system revenue and an 83% margin on service revenue. Procedure gross margin for the fourth quarter of 2012 was negatively impacted by an inventory reserve adjustment of $1.2 million for excess procedure inventory due to the anticipated future releases of enhancements to certain of existing implant and disposable products. Excluding the $1.2 million inventory reserve adjustment, the margin on procedures would have been 74% and overall gross margin would have been 71% for the fourth quarter of 2012.

Operating expenses were $26.2 million in the fourth quarter of 2012 compared to $28.0 million in the fourth quarter of 2011. The decrease in operating expenses was primarily the result of compensation expense related to bonus awards incurred in 2011, but not in 2012, and the timing of expenditures associated with the continuous improvement of the RIO system platform and associated applications and the development of potential future products.

Net loss for the three months ended December 31, 2012 was $5.7 million, or a loss of $0.13 per basic and diluted share, based on average basic and diluted shares outstanding of 44.5 million. This compares to a net loss for the same period in 2011 of $5.6 million, or a loss of $0.14 per basic and diluted share, based on average basic and diluted shares outstanding of 41.3 million.

Cash, cash equivalents and available-for-sale investments were $73.3 million as of December 31, 2012 compared to $58.7 million as of December 31, 2011. As of December 31, 2012, no amounts have been drawn under the credit facility agreement with affiliates of Deerfield Management Company, L.P.

2012 Full Year Financial Review

Revenue was $102.7 million for the year ended December 31, 2012 compared to $84.5 million for the year ended December 31, 2011, representing a 22% increase. The increase in revenue was attributable to an increase in procedure revenue and service revenue, which was partially offset by a decrease in RIO system revenue attributable to the recognition of revenue from forty-two RIO systems and forty-seven MAKOplasty THA applications in 2012, as compared to the recognition of revenue from forty-eight RIO systems and forty-nine MAKOplasty THA applications in 2011. In addition to the forty-two recognized RIO system sales, the revenue associated with the sale of three international systems was deferred until all revenue recognition criteria are satisfied.

The net loss for the year ended December 31, 2012 was $32.6 million, or a loss of $0.76 per basic and diluted share, based on average basic and diluted shares outstanding of 42.7 million. Included in net loss for the year ended December 31, 2012 was non-cash and non-operating income of $3.7 million associated with the change in fair value of a derivative asset related to a credit facility agreement. This compares to a net loss for the same period in 2011 of $36.1 million, or a loss of $0.89 per basic and diluted share, based on average basic and diluted shares outstanding of 40.8 million.

2013 Annual Guidance

MAKO anticipates that it will sell 45 to 48 RIO systems and that its customers will perform 13,500 to 14,500 MAKOplasty procedures in 2013.

Conference Call

MAKO will host a conference call today at 4:30 pm ET to discuss its fourth quarter and full year 2012 results. To listen to the conference call, please dial 877-843-0414 for domestic callers and 914-495-8580 for international callers approximately ten minutes prior to the start time. The participant code is 86531216. To access the live audio broadcast or the subsequent archived recording, visit the Investor Relations section of MAKO’s website at www.makosurgical.com.

About MAKO Surgical Corp.

MAKO Surgical Corp. is a medical device company that markets its RIO® Robotic-Arm Interactive Orthopedic system, joint specific applications for the knee and hip, and proprietary RESTORIS® implants for orthopedic procedures called MAKOplasty®. The RIO is a surgeon-interactive tactile surgical platform that incorporates a robotic arm and patient-specific visualization technology, which enables precise, consistently reproducible bone resection for the accurate insertion and alignment of MAKO’s RESTORIS implants. The MAKOplasty solution incorporates technologies enabled by an intellectual property portfolio including more than 300 U.S. and foreign, owned and licensed, patents and patent applications. Additional information can be found at www.makosurgical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements related to expectations, goals, plans, objectives and future events. MAKO intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995. In some cases, forward-looking statements can be identified by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements, many of which are beyond MAKO’s ability to control or predict. Such factors, among others, may have a material adverse effect on MAKO’s business, financial condition and results of operations and may include the potentially significant impact of a continued economic downturn or delayed economic recovery on the ability of MAKO’s customers to secure adequate funding, including access to credit, for the purchase of MAKO’s products or cause MAKO’s customers to delay a purchasing decision, changes in general economic conditions and credit conditions, changes in the availability of capital and financing sources for our company and our customers, unanticipated changes in the timing of the sales cycle for MAKO’s products or the vetting process undertaken by prospective customers, changes in competitive conditions and prices in MAKO’s markets, changes in the relationship between supply of and demand for our products, fluctuations in costs and availability of raw materials and labor, changes in other significant operating expenses, slowdowns, delays, or inefficiencies in MAKO’s product research and development cycles, unanticipated issues relating to intended product launches, decreases in sales of MAKO’s principal product lines, decreases in utilization of MAKO’s principal product lines or in procedure volume, increases in expenditures related to increased or changing governmental regulation or taxation of MAKO’s business, both nationally and internationally, unanticipated issues in complying with domestic or foreign regulatory requirements related to MAKO’s current products, including initiating and communicating product actions or product recalls and meeting Medical Device Reporting requirements and other required reporting to the United States Food and Drug Administration, or securing regulatory clearance or approvals for new products or upgrades or changes to MAKO’s current products, developments adversely affecting our potential sales activities outside the United States, increases in cost containment efforts by group purchasing organizations, the impact of the United States healthcare reform legislation enacted in March 2010 on hospital spending, reimbursement, unanticipated changes in reimbursement to our customers for our products, and the taxing of medical device companies, any unanticipated impact arising out of the securities class action or any other litigation, inquiry, or investigation brought against MAKO, loss of key management and other personnel or inability to attract such management and other personnel, increases in costs of retaining a direct sales force and building a distributor network, unanticipated issues related to, or unanticipated changes in or difficulties associated with, the recruitment of agents and distributors of our products, and unanticipated intellectual property expenditures required to develop, market, and defend MAKO’s products. These and other risks are described in greater detail under Item 1A, “Risk Factors,” in MAKO’s periodic filings with the Securities and Exchange Commission, including MAKO’s annual report on Form 10-K for the year ended December 31, 2011 filed on March 8, 2012. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. MAKO does not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

“MAKOplasty®,” “RESTORIS®,” “RIO®,” as well as the “MAKO” logo, whether standing alone or in connection with the words “MAKO Surgical Corp.” are trademarks of MAKO Surgical Corp.

Condensed Statements of Operations (unaudited) (in thousands, except per share data)	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Revenue:
Procedures	$14,298	$11,387	$50,920	$34,638
Systems	12,752	19,774	41,219	43,927
Service	3,178	1,727	10,580	5,942
Total revenue	30,228	32,888	102,719	84,507
Cost of revenue:
Procedures	4,844	2,795	16,845	8,793
Systems	4,592	7,196	15,289	16,695
Service	539	484	1,666	1,395
Total cost of revenue	9,975	10,475	33,800	26,883
Gross profit	20,253	22,413	68,919	57,624
Operating costs and expenses:
Selling, general and administrative (exclusive of depreciation and amortization)	19,039	20,208	76,992	67,965
Research and development (exclusive of depreciation and amortization)	5,185	6,329	20,256	20,592
Depreciation and amortization	1,944	1,499	7,188	5,350
Total operating costs and expenses	26,168	28,036	104,436	93,907
Loss from operations	(5,915)	(5,623)	(35,517)	(36,283)
Other income (expense), net	184	84	3,051	245
Loss before income taxes	(5,731)	(5,539)	(32,466)	(36,038)
Income tax expense	1	45	85	105
Net loss	$(5,732)	$(5,584)	$(32,551)	$(36,143)
Net loss per share - Basic and diluted	$(0.13)	$(0.14)	$(0.76)	$(0.89)
Weighted average common shares outstanding - Basic and diluted	44,455	41,297	$42,658	40,752

Depreciation expense for certain property and equipment was reclassified from selling, general and administrative expense to depreciation and amortization expense in the prior period’s statement of operations to conform to the current period’s presentation. This change in presentation only affects the components of operating costs and expenses and does not affect total operating costs and expenses, revenue, cost of revenue, net loss or cash flows.

Condensed Balance Sheets (unaudited) (in thousands)	December 31, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$61,367	$13,438
Short-term investments	11,899	36,354
Accounts receivable	22,389	20,783
Inventory	25,080	19,529
Deferred cost of revenue	967	160
Financing commitment asset	7,608	–
Prepaid and other current assets	1,972	1,800
Total current assets	131,282	92,064
Long-term investments	–	8,902
Cost method investment	4,181	–
Property and equipment, net	22,996	19,389
Intangible assets, net	5,657	7,284
Other assets	2,786	132
Total assets	$166,902	$127,771

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,267	$4,231
Accrued compensation and employee benefits	4,298	7,579
Other accrued liabilities	8,727	10,622
Deferred revenue	9,973	4,826
Total current liabilities	25,265	27,258
Deferred revenue, non-current	800	75
Total liabilities	26,065	27,333
Stockholders’ Equity:
Common stock	47	41
Additional paid-in capital	362,364	289,352
Accumulated deficit	(221,576)	(189,025)
Accumulated other comprehensive gain	2	70
Total stockholders’ equity	140,837	100,438
Total liabilities and stockholders’ equity	$166,902	$127,771

Condensed Statements of Cash Flows (unaudited) (in thousands)	Years Ended December 31,
	2012	2011
Operating activities:
Net loss	$(32,551)	$(36,143)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	5,909	4,352
Amortization of intangible assets	1,692	1,446
Stock-based compensation	13,137	9,901
Provision for inventory reserve	4,484	256
Amortization of premium on investment securities	335	476
Loss on asset impairment	1,033	146
Provision for doubtful accounts	266	158
Issuance of restricted stock under development agreement	907	1,691
Non-cash changes under credit facility	(3,998)	–
Changes in operating assets and liabilities:
Accounts receivable	(1,872)	(9,381)
Inventory	(12,699)	(11,619)
Deferred cost of revenue	(807)	(160)
Prepaid and other current assets	(172)	(517)
Other assets	(331)	66
Accounts payable	(1,964)	2,713
Accrued compensation and employee benefits	(3,281)	2,033
Other accrued liabilities	(1,895)	5,558
Deferred revenue	5,872	1,721
Net cash used in operating activities	(25,935)	(27,303)
Investing activities:
Purchase of investments	(9,615)	(33,131)
Proceeds from sales and maturities of investments	42,545	57,252
Acquisition of property and equipment	(7,885)	(12,337)
Acquisition of intangible assets	(65)	(1,200)
Net cash provided by investing activities	24,980	10,584
Financing activities:
Proceeds from issuance of common stock in equity financing, net of underwriting fees	43,243	–
Equity financing costs	(356)	–
Proceeds from employee stock purchase plan	1,885	1,168
Exercise of common stock options and warrants for cash	4,315	2,932
Payment of payroll taxes relating to vesting of restricted stock	(203)	(1,051)
Net cash provided by financing activities	48,884	3,049
Net decrease in cash and cash equivalents	47,929	(13,670)
Cash and cash equivalents at beginning of period	13,438	27,108
Cash and cash equivalents at end of period	$61,367	$13,438

CONTACT:

Investors:
MAKO Surgical Corp.
954-628-1706
investorrelations@makosurgical.com

or

Westwicke Partners
Mark Klausner
443-213-0500
makosurgical@westwicke.com

Source: MAKO Surgical Corp.